Exhibit 10.21

EXECUTION COPY

Underwriting Services Agreement

by and among

New Point Re Limited,

Harbor Point Agency Limited,

Harbor Point Limited

and

Harbor Point Re Limited

Dated December 18, 2006

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APPENDIX 1	Underwriting Guidelines
APPENDIX 2	U.S. Federal Income Tax Operating Guidelines
APPENDIX 3	Investment Guidelines

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UNDERWRITING SERVICES AGREEMENT

This UNDERWRITING SERVICES AGREEMENT (this “Agreement”) is dated the 18th day of December, 2006

AMONG

1.	New Point Re Limited (the “Company”), of Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda, a company organized under the laws of Bermuda and licensed to carry on insurance and reinsurance business;

2.	Harbor Point Agency Limited (the “Underwriting Manager”), of Chesney House, 96 Pitts Bay Road, Pembroke, HM08, Bermuda, a company organized under the laws of Bermuda and registered as an insurance manager;

3.	Harbor Point Limited (“HPL”), of Chesney House, 96 Pitts Bay Road, Pembroke HM08, Bermuda, a company organized under the laws of Bermuda; and

4.	Harbor Point Re Limited (“HPRe”), of Chesney House, 96 Pitts Bay Road, Pembroke HM08, Bermuda, a company organized under the laws of Bermuda and licensed to carry on insurance and reinsurance business.

The Company, the Underwriting Manager, HPL and HPRe may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to issue collateralized (i) contracts providing property catastrophe excess of loss retrocessional cover and (ii) industry loss warranties;

WHEREAS, the Company desires to appoint the Underwriting Manager to act as its agent for the limited purposes described in this Agreement, and the Underwriting Manager is willing to accept such appointment; and

WHEREAS, the Underwriting Manager and HPRe are each wholly-owned subsidiaries of HPL.

NOW, THEREFORE, subject to the terms and conditions of this Agreement, in consideration of the mutual covenants set forth herein, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINED TERMS

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Accounting Report” has the meaning ascribed in Section 6.1.

“Acquisition Expense” means (i) commissions, fees and other expenses directly allocable to the issuance of the Covered Contracts and owed by the Company to third-party agents, brokers, producers or other intermediaries and (ii) premium taxes, if any, and United States Federal excise taxes or other similar taxes payable by the Company with respect to Covered Contracts.

“Adjusted Net Income (Loss)” means, for any underwriting year, (i) the net income or loss of the Company, determined in accordance with GAAP, with respect to the Covered Contracts underwritten hereunder and incepting during such underwriting year, including all income earned and expenses incurred during such underwriting year and all income earned and expenses incurred thereafter that are allocable to such Covered Contracts, but before any Performance Fees payable with respect to such underwriting year, less (ii) any investment income of the Company.

“Administrative Fee” has the meaning ascribed in Section 5.3.

“Administrative Services” has the meaning ascribed in Section 3.5.

“Affiliate” of a specific Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, (i) HPL, HPRe, the Underwriting Manager and their Affiliates (other than the Company and New Point Limited), on the one hand, and (ii) the Company and New Point Limited, on the other hand, shall not be considered Affiliates of one another.

“Agreement” has the meaning ascribed in the preamble of this Agreement.

“Appointing Authority” has the meaning ascribed in Section 12.1.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in Bermuda are permitted or obligated by law to close.

“Ceded Retrocession Agreements” has the meaning ascribed in Section 4.1.

“Change of Control” means, with respect to the Person at issue (the “Target”), (a) an acquisition by an individual, legal entity or group of effective control (whether through legal or beneficial ownership of shares of the applicable Person, by contract or otherwise) of in excess of 50% of the voting shares having more than 50% of the aggregate voting power of the Target or any parent company of the Target (a “Target Parent Company”) or (b) any amalgamation or merger or consolidation of (x) a Target Parent Company in which the shareholders immediately prior to such amalgamation or merger or consolidation do not continue to hold or have the right to direct the voting of voting shares having more than 50% of the voting power of such Target Parent Company immediately after such amalgamation or merger or consolidation or (y) the Target in which a Target Parent Company does not continue to hold or have the right to direct the voting of voting shares having more than 50% of the voting power of the Target immediately after such amalgamation or merger or consolidation or (c) a sale of all or substantially all of the Target’s assets or (d) the execution by the Target or any of its Affiliates of an agreement to which the Target or any of its Affiliates is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c); provided, however, that none of the transactions set forth in (a), (b), (c) or (d) above between and among the Target and any controlled Affiliate of the Target shall constitute a Change of Control and provided, further, that an initial public offering of a Target Parent Company shall not constitute a Change of Control.

“Company” has the meaning ascribed in the introductory paragraph hereto.

“Company Indemnified Parties” has the meaning ascribed in Section 10.1.

“Company Termination Notice” has the meaning ascribed in Section 9.1.

“Company Trigger Event” means the occurrence of either of the following events: (i) following an extension of this Agreement to December 31, 2008, the receipt by the Underwriting Manager of notice from the Company that the Company has determined (based on the advice of the Underwriting Committee) that due to claims arising under Covered Contracts, the Company no longer maintains sufficient resources to effectively continue to write new Covered Contracts and (ii) a Change of Control of New Point Limited or the Company.

“Confidential Information” has the meaning ascribed in Section 11.1.

“Control” (including with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Contracts” means (i) contracts providing collateralized property catastrophe excess of loss retrocessional cover and (ii) collateralized industry loss warranties, in each case of (i) and (ii) that comply with the Underwriting Guidelines.

“Cumulative Adjusted Net Income (Loss)” means, for any underwriting year, the Adjusted Net Income (Loss) for such underwriting year from January 1 of such underwriting year until the calculation date of Cumulative Adjusted Net Income (Loss).

“Customer” means a retrocedent or prospective retrocedent, or other acquiror or prospective acquiror of an industry loss warranty, or agent, broker or other intermediary acting on any of their behalf.

“Effective Date” has the meaning ascribed in Section 2.4.

“Extension Notice” has the meaning ascribed in Section 9.1.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Government Authority” means any legislature, executive branch or governmental department, commission, board, agency, court, tribunal or instrumentality.

“HPL” has the meaning ascribed in the introductory paragraph hereto.

“HPRe” has the meaning ascribed in the introductory paragraph hereto.

“Included Company” means (i) any Affiliate of HPL that is controlled by HPL and (ii) any Person for whom HPL or any Person identified in (i) above provides all or substantially all of the underwriting services.

“JB Departure Event” has the meaning ascribed in the definition of Underwriting Manager Trigger Event.

“Losses” has the meaning ascribed in Section 10.1.

“New Point Limited” means New Point Limited, a company organized under the laws of Bermuda, and being the parent company of the Company.

“Operating Account” has the meaning ascribed in Section 3.3.

“Party” has the meaning ascribed in the second paragraph hereto.

“Performance Fee” has the meaning ascribed in Section 5.2.

“Performance Fee Report” has the meaning ascribed in Section 5.2.

“Person” means any individual, company, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Government Authority or other entity.

“Premium” means the premium and all other amounts payable to the Company on Covered Contracts.

“Risk Modeling Systems” means any risk modeling systems, methods of pricing coverage for retrocessional risks, methods of tracking the subject business and related documents and materials developed by the Underwriting Manager at its own expense or in cooperation with third parties.

“Settlement Auditor” has the meaning ascribed in Section 5.4.

“Shareholders” means the holders of common shares, par value $1.00 per share, of New Point Limited.

“Subject Contract” has the meaning ascribed in Section 2.3.

“Target” has the meaning ascribed in the definition of Change of Control.

“Target Parent Company” has the meaning ascribed in the definition of Change of Control.

“Termination Date” has the meaning ascribed in Section 9.1.

“UM Change of Control Event” has the meaning ascribed in the definition of Underwriting Manager Trigger Event.

“UM Indemnified Parties” has the meaning ascribed in Section 10.1.

“UM Termination Notice” has the meaning ascribed in Section 9.1.

“Underwriting Committee” has the meaning ascribed in Section 3.4.

“Underwriting Fee” has the meaning ascribed in Section 5.1.

“Underwriting Guidelines” means the underwriting guidelines set forth in Appendix 1 to this Agreement.

“Underwriting Manager” has the meaning ascribed in the introductory paragraph hereto.

“Underwriting Manager Trigger Event” means the occurrence of any of the following events:

(i) an assignment made for the benefit of creditors of HPL, HPRe or the Underwriting Manager;

(ii) the voluntary commencement of an insolvency or bankruptcy proceeding by HPL, HPRe or the Underwriting Manager, or the institution of a bankruptcy or insolvency proceeding against HPL, HPRe or the Underwriting Manager that is not dismissed within five (5) Business Days after institution thereof;

(iii) the commission by the Underwriting Manager or any of its directors, officers or employees, as reasonably determined by the Company, of fraud, dishonesty or bad faith in the performance by such Underwriting Manager or any such director, officer or employee of the services under this Agreement;

(iv) a material breach of this Agreement by the Underwriting Manager, HPL or HPRe that is not cured within 30 days of receipt of written notice of such breach from the Company;

(v) the termination of employment, resignation, removal or material change in the position, responsibilities or duties as of the date of this Agreement of John Berger (the “JB Departure Event”); or

(vi) the Change of Control of HPL, HPRe or the Underwriting Manager (the “UM Change of Control Event”).

“Underwriting Term” means the period commencing on January 1, 2007 and ending on the Termination Date.

ARTICLE 2

APPOINTMENT AND AUTHORITY

SECTION 2.1 Appointment and Acceptance. (a) The Company hereby appoints the Underwriting Manager to be the Company’s limited agent solely to provide the services and exercise the authorities specified in this Agreement. The Underwriting Manager hereby accepts this appointment. The appointment and this Agreement shall not be applicable to risks or retrocession or industry loss warranty contracts other than the Covered Contracts.

(b) The Underwriting Manager shall have the authority expressly conferred on it by this Agreement and the duty and authority to provide the services described in this Agreement.

SECTION 2.2 Exclusivity. Except as otherwise provided in this Agreement, the appointment hereunder shall be exclusive during the term of this Agreement, and, except as otherwise provided by this Agreement, no other Person shall provide to the Company the services specified in this Agreement to be provided by, or exercise on behalf of the Company the authorities conferred on, the Underwriting Manager pursuant to this Agreement. Notwithstanding the foregoing, the Included Companies are permitted to provide to third parties other than the Company services similar to those described in this Agreement to the extent that such services would not otherwise be prohibited pursuant to Section 2.3 of this Agreement.

SECTION 2.3 Non-Compete. (a) From the Effective Date until the Termination Date, except with the prior written consent of the Company, HPL will not, and will cause all of the Included Companies (including Included Companies on the date of this Agreement and in the future through acquisitions or otherwise) to not, underwrite Covered Contracts; provided, however, that the foregoing restriction shall not apply to Covered Contracts underwritten (i) after November 30, 2007 if no Extension Notice is delivered pursuant to Section 9.1(b) or (ii) after November 30, 2008 if an Extension Notice is delivered pursuant to Section 9.1(b), in each case if cover in respect of such Covered Contracts does not incept until after the Termination Date.

(b) In the event that during the period from the Effective Date until the Termination Date, HPRe or any of HPL’s controlled Affiliates writes a contract providing property catastrophe excess of loss retrocessional cover or an industry loss warranty (other than a renewal of such a contract or warranty in force on the date hereof) that complies with the Underwriting Guidelines without regard to the guidelines set forth in the “First and Subsequent Event Covers,” “Attachment,” “Territorial Scope,” “Collateral” and “Approval” sections of the Underwriting Guidelines (in each case, the

“Subject Contract”), the Underwriting Manager shall give prompt written notice of the Subject Contract to the Company. The Company shall have the right, exercisable by giving written notice to the Underwriting Manager within five (5) Business Days following receipt by the Company of such notice, to review the complete underwriting file for the Subject Contract. At the election of the Company, exercisable by written notice to the Underwriting Manager within ten (10) Business Days following receipt of the complete underwriting file for the Subject Contract, HPL, HPRe and the Underwriting Manager shall cause HPRe or the particular HPL controlled Affiliate that wrote the Subject Contract, as applicable, to retrocede to the Company on a facultative basis 100% of its losses under the Subject Contract, and the Company shall be entitled to 100% of all premiums and other consideration received by HPRe or such HPL controlled Affiliate, as applicable, under the Subject Contract (net of brokerage and other fees and taxes), in each case effective as of the inception date of the Subject Contract.

SECTION 2.4 Effective Date. This Agreement shall be effective as of 12:01 a.m. Atlantic Standard Time on the date of this Agreement (the “Effective Date”).

SECTION 2.5 Location. The Underwriting Manager shall provide the services specified in this Agreement from its offices in Bermuda, shall in no event provide any such services within the United States and shall provide such services in accordance with and subject to the U.S. Federal Income Tax Operating Guidelines attached as Appendix 2 to this Agreement.

SECTION 2.6 Instructions. The Underwriting Manager shall follow such instructions as reasonably given to it from time to time by the Company regarding the services rendered under this Agreement. The Company shall give all instructions to the Underwriting Manager in writing and shall specify a reasonable amount of time in which to allow the Underwriting Manager to take appropriate action.

SECTION 2.7 Performance Standards. The Underwriting Manager agrees to perform faithfully its duties under this Agreement to the best of its professional ability, in accordance with the standard of care reasonably to be expected of a professional insurance underwriter, and with that degree of knowledge, skill and judgment which is exercised by HPRe with respect to its own business. In addition, the Underwriting Manager shall comply in all material respects with all applicable laws and regulations in respect of all activities conducted by it under this Agreement.

SECTION 2.8 Limitations of Authority.

(a) The Underwriting Manager shall have no power or authority other than as granted and set forth herein and no other or greater power shall be implied from the grant or denial of powers specifically mentioned herein.

(b) In addition to the other limitations expressly contained in this Agreement, the Underwriting Manager has no authority to:

(i) make, accept or endorse notes or otherwise incur any liability which is not incurred in the ordinary course of business of the Underwriting

Manager on behalf of the Company pursuant to the terms and conditions of this Agreement;

(ii) issue a guaranty, other than as provided for in this Agreement or as permitted expressly in writing by the Company;

(iii) hold itself out as an agent of the Company in any other manner, or for any other purposes, than as specifically prescribed in this Agreement; or

(iv) settle or conduct lawsuits or other disputes other than coverage disputes relating to Covered Contracts or respond to any regulatory investigations on behalf of the Company.

(c) Other than as set forth in Section 3.8(c), the Underwriting Manager shall have no authority to appoint sub-agents for the Company without prior written approval of the Company, which consent shall not be unreasonably withheld.

ARTICLE 3

CONTRACT SERVICES

SECTION 3.1 Underwriting Services. The Underwriting Manager agrees to underwrite Covered Contracts on behalf of the Company in accordance with the terms hereof. In underwriting the Covered Contracts, the Underwriting Manager shall perform the following services:

(i) Solicit indications of interest from Customers for the issuance of Covered Contracts;

(ii) Prepare and negotiate retrocession agreements and industry loss warranties and related documents, including the arrangement of all collateral facilities to be put in place, in connection with the underwriting of Covered Contracts;

(iii) Determine premium rates and other underwriting terms and conditions with respect to the underwriting of Covered Contracts;

(iv) Establish commissions, fees and other expenses to be paid to agents, producers, brokers and other intermediaries in connection with the underwriting of the Covered Contracts; provided that no contingent commissions shall be paid to agents, producers, brokers or other intermediaries in connection with the issuance of Covered Contracts;

(v) Execute on behalf of the Company all Covered Contracts underwritten hereunder and obtain executed copies of all Covered Contracts underwritten hereunder from the other parties thereto;

(vi) Retain on behalf of the Company at least one fully executed copy of each Covered Contract underwritten hereunder and provide fully executed copies of the Covered Contracts underwritten hereunder to the other parties thereto;

(vii) Establish fees to be paid to service providers by or for the account of the Company in connection with services as may be needed from time to time with respect to the Covered Contracts; and

(viii) Maintain on behalf of the Company collateral supporting all of the Covered Contracts underwritten hereunder as required by the Underwriting Guidelines.

SECTION 3.2 Actuarial Services. The Underwriting Manager agrees to provide actuarial support to the Company with respect to the Covered Contracts, including preparation of pricing indications and projections of profitability on Covered Contracts, utilizing and analyzing the results of Risk Modeling Systems, compiling aggregate limit and probable maximum loss data, analyzing historical loss information and estimating loss reserves.

SECTION 3.3 Collections and Operating Account; Investment of Assets. The Underwriting Manager agrees to perform the following services with respect to the collection of amounts due the Company and the maintenance of the Operating Account:

(i) The Underwriting Manager shall diligently seek to collect all Premiums, reinsurance recoverables and other funds due the Company in connection with the Covered Contracts underwritten hereunder and any Ceded Retrocession Agreements and promptly (but in no event later than two (2) Business Days following receipt) deposit such payments into a separate bank account owned and established by the Company (the “Operating Account”). All Premiums, reinsurance recoverables and other funds received by the Underwriting Manager on behalf of the Company pursuant to this Agreement shall be held by the Underwriting Manager in a fiduciary capacity for the benefit of the Company. Unless otherwise directed by the Company or contemplated by paragraph (iii) of this Section 3.3, the Underwriting Manager shall have the right to withdraw from the Operating Account only those fees, expenses, taxes or other amounts either due to the Underwriting Manager pursuant to this Agreement or to be paid by the Underwriting Manager on behalf of the Company pursuant to this Agreement, and in each case, only in accordance with the terms of this Agreement.

(ii) In the event that the Company receives any Premiums, reinsurance recoverables or other funds that the Underwriting Manager is authorized to collect pursuant to this Agreement, the Company shall promptly deposit such payments into the Operating Account.

(iii) The Underwriting Manager shall cause to be invested all assets of the Company in the Operating Account that are in excess of amounts reasonably determined by the Underwriting Manager to be necessary from time to time to satisfy the Company’s obligations as they become due. All such investments must be made in compliance with the investment guidelines set forth in Appendix 3 to this Agreement.

(iv) All payments of interest and other income, if any, received in respect of the assets in the Operating Account shall be credited to and become part of the Operating Account.

SECTION 3.4 Underwriting Committee. (a) On or prior to the Effective Date, HPL and HPRe shall jointly form, and during the term of this Agreement, maintain, an underwriting committee (the “Underwriting Committee”) to provide advice to the Underwriting Manager and the Company in connection with the underwriting of Covered Contracts hereunder. Without limiting the foregoing, the Underwriting Committee shall:

(i) meet at regular intervals, but not less often than quarterly, to review the Company’s portfolio of Covered Contracts, review terms and conditions of proposed transactions with Customers and provide advice to the Underwriting Manager and the Company regarding the composition of the Company’s risk portfolio;

(ii) continually monitor and report the sufficiency of the Company’s resources to continue to accept new business;

(iii) consult with the Underwriting Manager and the Company regarding major underwriting decisions;

(iv) evaluate proposals to acquire retrocessional cover for the benefit of the Company; and

(v) provide such other advice as reasonably requested by the Underwriting Manager or the Company from time to time with regard to the business of the Company.

(b) HPL and HPRe shall jointly cause the Underwriting Committee to exercise commercially reasonable due care in providing its advice to the Underwriting Manager and the Company. HPL will cause John Berger to serve as a member of the Underwriting Committee during the term of this Agreement so long as he remains employed by HPL or any of its Affiliates. HPRe will cause Gregory Richardson and Thomas Wafer to serve as members of the Underwriting Committee during the term of this Agreement so long as they remain employed by HPRe or any of its Affiliates. HPRe shall provide to the Underwriting Manager such other personnel as is necessary in the judgment of HPRe to satisfy the Underwriting Manager’s responsibilities under the terms of this Agreement.

SECTION 3.5 Administrative Services. The Underwriting Manager shall perform the following administrative services, as well as all other services that are necessary to ensure that the Company and New Point Limited comply with all applicable legal and regulatory reporting and filing requirements (the “Administrative Services”):

(i) act as Principal Representative for the Company pursuant to Bermuda law;

(ii) coordinate with the Company’s independent auditors in the preparation of statutory financial statements of the Company as may be required to be filed from time to time with the Bermuda Monetary Authority and audited annual and unaudited quarterly financial statements of New Point Limited and the Company prepared in accordance with GAAP;

(iii) prepare and distribute to Shareholders annual and quarterly financial statements of New Point Limited and of the Company prepared in accordance with GAAP;

(iv) prepare and file with the Bermuda Monetary Authority statutory financial statements of the Company as required by Bermuda law;

(v) prepare and file with the Bermuda Monetary Authority financial statements of the Company prepared in accordance with GAAP when required by Bermuda law or requested by the Bermuda Monetary Authority;

(vi) prepare and distribute to Shareholders on a monthly basis the calculation of book value per share of New Point Limited;

(vii) coordinate with the Company’s tax advisors in the preparation of, and forward to Shareholders on an annual basis, an “annual information statement” for the Company and New Point Limited as described under Treasury Regulation § 1.1295-1(g) and, if relevant, information regarding the Company’s and New Point Limited’s earnings required for U.S. Federal Form 5471 filings, as soon as reasonably possible after December 31st of each year, and the Underwriting Manager shall use its reasonable best efforts to distribute such information within seventy (70) days following December 31st of each year;

(viii) coordinate with the Company’s tax advisors in the preparation of protective U.S. Federal income tax returns for the Company and New Point Limited; and

(ix) maintain on the Company’s behalf all licenses and other registrations and authorities required by law or regulation for the Company to conduct its business in accordance with this Agreement.

SECTION 3.6 Production. The Underwriting Manager shall have the authority to prepare, print, publish and mail descriptive brochures and other promotional material related to the possible issuance by the Company of Covered Contracts, subject to the pre-approval by the Company of the form and content of such material. The Company shall bear all mailing, printing, publishing and other related expenses for any such promotional materials that the Underwriting Manager distributes.

SECTION 3.7 Acquisition Expenses. The Underwriting Manager shall pay when due, from funds in the Operating Account, all applicable Acquisition Expenses.

SECTION 3.8 Claims Under Covered Contracts. (a) The Underwriting Manager shall receive all notices of claims under Covered Contracts underwritten hereunder and shall promptly notify the Company of such notices received. The Underwriting Manager shall promptly notify the Company of the initiation of any suit, arbitration proceeding or other legal proceeding served on the Underwriting Manager, or of any written or significant oral threat received by the Underwriting Manager to initiate any suit, arbitration proceeding or other legal proceedings against the Company or the Underwriting Manager. The Underwriting Manager shall promptly supply the Company with information reasonably describing the nature of such claim, suit, arbitration proceeding or other legal proceedings. The Company shall promptly forward to the Underwriting Manager any notices of claims, suits, arbitration proceedings or other legal proceedings against the Company that it receives other than from the Underwriting Manager.

(b) The Underwriting Manager shall determine on behalf of the Company whether to pay, deny or settle all claims under the Covered Contracts underwritten hereunder. The Underwriting Manager shall have exclusive control over the investigation, adjustment, negotiation, settlement or defense of any claims, suits, arbitration proceedings or other legal proceedings in connection with such Covered Contracts; provided, however, that the Underwriting Manager shall conduct any such investigation, adjustment, negotiations, settlement and defense of claims, suits, arbitration proceedings or other legal proceedings in the same manner as if it were performing such services with respect to business of its Affiliates not subject to this Agreement. The Underwriting Manager shall be entitled to pay any such claims from funds in the Operating Account.

(c) The Underwriting Manager shall exercise all the rights of the Company to pursue and control salvage and subrogation recoveries in connection with Covered Contracts underwritten hereunder using outside attorneys, experts, advisers, consultants, witnesses and investigators designated by the Underwriting Manager as necessary; provided, however, that the Underwriting Manager shall pursue any such recoveries in the same manner as if it were pursuing such recoveries with respect to business of its Affiliates not subject to this Agreement. When so requested in writing by the Underwriting Manager, the Company shall, at the expense of the Company, join in any pursuit of salvage and subrogation recoveries in connection with Covered Contracts underwritten hereunder.

(d) Notwithstanding anything in this Agreement to the contrary, the Company shall have the right, at its own expense, to participate jointly with the Underwriting Manager in the investigation, adjustment, negotiation, settlement and defense of claims, suits, arbitration proceedings and other legal proceedings in connection with Covered Contracts underwritten hereunder, as well as the pursuit of salvage and subrogation recoveries.

ARTICLE 4

RETROCESSION SERVICES

SECTION 4.1 Retrocession. (a) At the direction of the Company, the Underwriting Manager shall arrange and purchase retrocessional cover for the benefit of the Company (“Ceded Retrocession Agreements”). For the avoidance of doubt, except as directed by the Company, the Underwriting Manager shall have no authority hereunder to purchase or otherwise bind retrocessional cover for the benefit of the Company or to terminate, waive or amend the terms of any Ceded Retrocession Agreements.

(b) The Underwriting Manager shall manage and administer the Ceded Retrocession Agreements, including providing all reports and notices required in regard to the Ceded Retrocession Agreements to the retrocessionaires thereunder within the time required by the applicable retrocession agreement or agreements and doing all other things necessary to comply with the terms of the Ceded Retrocession Agreements. Without limiting the foregoing, the Underwriting Manager shall timely pay retrocession premiums due to retrocessionaires under the Ceded Retrocession Agreements from funds in the Operating Account and shall diligently seek to collect from such retrocessionaires all reinsurance receivables due thereunder.

ARTICLE 5

FEES

SECTION 5.1 Underwriting Fee. (a) The Company agrees to pay to the Underwriting Manager a service fee (the “Underwriting Fee”) for each calendar year (whether a full year or a part thereof) during the Underwriting Term equal to four percent (4%) of the gross written premiums with respect to the Covered Contracts underwritten hereunder and incepting during such calendar year. The Underwriting Fee shall be payable quarterly as premiums are received within fourteen (14) days following the close of each calendar quarter commencing March 31, 2007. The Underwriting Manager shall be permitted to withdraw from the Operating Account the amount of each quarterly Underwriting Fee payment concurrently with the delivery by the Underwriting Manager of the Accounting Report for such calendar quarter.

(b) In the event of any rebates, returns of premium or other adjustments to gross written premium with respect to the Covered Contracts underwritten hereunder, the Underwriting Manager shall be required to return to the Company (by deposit into the Operating Account) any Underwriting Fees previously paid to the Underwriting Manager with respect to such rebates, returns of premium or other adjustments.

SECTION 5.2 Performance Fee. (a) The Company agrees to pay to the Underwriting Manager a performance fee (the “Performance Fee”) with respect to the Covered Contracts underwritten hereunder and incepting during each calendar year (whether a full year or part hereof) during the Underwriting Term equal to 12.5% of the Cumulative Adjusted Net Income for such underwriting year or portion thereof.

(b) Within ninety (90) days following the end of each calendar year during the Underwriting Term and within thirty (30) days following the end of each calendar quarter thereafter, the Underwriting Manager shall (i) calculate the Performance Fee for such underwriting year as of the end of such period and (ii) deliver to the Company a report (a “Performance Fee Report”) setting forth the Underwriting Manager’s calculation of the Performance Fee and the components thereof and the aggregate amount of Performance Fee previously paid with respect to such underwriting year. The Performance Fee shall be calculated based on the Company’s audited financial statements for such calendar year determined in accordance with GAAP and all of the Company’s subsequent unaudited quarterly and audited annual financial statements determined in accordance with GAAP through the calculation date. Following the delivery of each Performance Fee Report, the Underwriting Manager shall (i) provide to the Company and its authorized representatives copies of such work papers and other documents relating to its preparation of the Performance Fee Report as the Company or its authorized representatives may reasonably request and (ii) cooperate with, and make its personnel reasonably available to, the Company and its authorized representatives for the purpose of providing such other information as the Company and its authorized representatives may reasonably request concerning the Performance Fee Report.

(c) Subject to Section 5.4 below, within fifteen (15) days following the Company’s receipt of each Performance Fee Report, (i) the Company shall pay to the Underwriting Manager the amount, if any, that the Performance Fee for such underwriting year as set forth in the Performance Fee Report exceeds the aggregate amount of any Performance Fee previously paid by the Company to the Underwriting Manager for such underwriting year and not returned to the Company pursuant to this Section 5.2(c) or (ii) the Underwriting Manager shall pay to the Company the amount, if any, that the Performance Fee for such underwriting year as set forth in the Performance Fee Report is less than the aggregate amount of any Performance Fee previously paid by the Company to the Underwriting Manager for such underwriting year and not returned to the Company pursuant to this Section 5.2(c).

(d) Notwithstanding anything to the contrary contained in this Section 5.2, in the event that this Agreement is terminated by the Company with respect to all of the services pursuant to Section 9.2(b), the Performance Fee payable to the Underwriting Manager for any period subsequent to such termination shall be reduced by the amount of all fees and expenses incurred by the Company to perform, or to retain a third party administrator to perform, all of the services that would be required to be provided by the Underwriting Manager hereunder were this Agreement not so terminated.

SECTION 5.3 Administrative Fee. The Company agrees to pay to the Underwriting Manager, as consideration for the performance of the Administrative Services, an administrative fee (the “Administrative Fee”) as follows:

(i) for each calendar quarter commencing on or after January 1, 2007 and ending on the Termination Date, a fee of $50,000; and

(ii) for each calendar quarter thereafter while this Agreement is still in effect, but for no more than eight (8) calendar quarters, a fee of $25,000.

The Administrative Fee for each calendar quarter will be payable within fourteen (14) days following the close of such calendar quarter. The Underwriting Manager shall be permitted to withdraw from the Operating Account the amount of each quarterly Administrative Fee payment concurrently with the delivery by the Underwriting Manager of the Accounting Report for such calendar quarter.

SECTION 5.4 Dispute Resolution. If the Underwriting Manager and the Company are unable to agree on the amount of any payment pursuant to this Article 5, such disagreements shall be submitted to an independent certified public accounting firm of national standing and reputation jointly selected and retained by the Underwriting Manager and the Company (the “Settlement Auditor”) for resolution. The Parties shall, and shall cause their respective Affiliates and independent auditors to, cooperate in good faith with the Settlement Auditor and shall give the Settlement Auditor access to all books, records, work papers and other information requested by the Settlement Auditor for purposes of such resolution. The Settlement Auditor shall, within sixty (60) days after its engagement, deliver to the Underwriting Manager and the Company a conclusive written resolution of all disagreements submitted to it, which shall be in accordance with this Agreement and shall be binding upon the Parties hereto. The Underwriting Manager and the Company shall each pay one-half of the fees and expenses of the Settlement Auditor. The Underwriting Manager and the Company shall pay to each other any amount owed to the other as determined by the Settlement Auditor within ten (10) days of its final determination.

SECTION 5.5 Offset. Any balance or balances due from one Party to another Party under this Agreement shall be offset against any balance or balances due to the former from the latter under this Agreement.

SECTION 5.6 Insufficient Funds. Notwithstanding anything to the contrary contained in Sections 5.1 or 5.2, in the event that due to regulatory or collateral requirements of the Company, the Company does not have sufficient funds on hand to make a payment of the Underwriting Fee or the Performance Fee (or any portion thereof) when due under this Agreement, the Company will not be in breach of this Agreement for failure to make such payment, but shall make such payment (without interest or any other penalty) promptly as and when sufficient funds become available.

ARTICLE 6

REPORTING

SECTION 6.1 Accounting Reports. (a) Within fourteen (14) days following the close of each calendar quarter, the Underwriting Manager will prepare and forward to the Company a detailed and itemized statement of account (the “Accounting Report”), in a form acceptable to both the Underwriting Manager and the Company, setting forth the following:

(i) all Premiums, reinsurance recoverables, investment income and any other funds received by the Underwriting Manager on the Company’s behalf during the previous calendar quarter;

(ii) any Underwriting Fees (and adjustments thereto) or Administrative Fees due for the previous calendar quarter;

(iii) any premiums paid in respect of Ceded Retrocession Agreements during the previous calendar quarter;

(iv) all Acquisition Expenses paid during the previous calendar quarter;

(v) all claims and other amounts paid by the Underwriting Manager on behalf of the Company during the previous calendar quarter under the Covered Contracts;

(vi) the balance of the Operating Account as of the end of the previous calendar quarter (the reporting obligations set forth in this clause may be satisfied by delivery of a bank statement or statements);

(vii) the amount of all collateral supporting the Covered Contracts written through the date of such Accounting Report; and

(viii) the market value of the Company’s assets that are invested pursuant to Section 3.3(iii) as of the end of the previous calendar quarter.

(b) Within forty-five (45) days following the close of each calendar year, the Underwriting Manager will prepare and forward to the Company a compilation of the information set forth in the Accounting Reports for the immediately preceding calendar year.

SECTION 6.2 Underwriting Report. Within fourteen (14) days following the close of each calendar month, the Underwriting Manager will prepare and forward to the Company a detailed and itemized report, in a form acceptable to both the Underwriting Manager and the Company, setting forth the following:

(i) a list of all Covered Contracts underwritten by the Underwriting Manager hereunder during the previous calendar month;

(ii) with respect to each of the Covered Contracts listed pursuant to paragraph (i) of this Section 6.2, the name of the Customer, the dates of coverage, the premium charged thereon, the per occurrence and aggregate insured amounts provided under each Covered Contract issued and such other specific data or information regarding the Covered Contracts as the Company may reasonably request; and

(iii) a list of all Acquisition Expenses, paid losses, unearned premium reserve and deferred acquisition costs relating to all Covered Contracts listed pursuant to paragraph (i) of this Section 6.2.

SECTION 6.3 Reserve Reports. Within thirty (30) days after the end of each calendar quarter, the Underwriting Manager shall prepare and forward to the Company a report, in a form to be agreed upon by the Underwriting Manager and the Company, setting forth a calculation and the amount of statutory reserves the Company is required to maintain under Bermuda law as of the quarter end in connection with the Covered Contracts.

SECTION 6.4 Performance Fee Reports. The Underwriting Manager shall prepare and deliver to the Company the Performance Fee Reports in accordance with Section 5.2.

SECTION 6.5 Holidays. If the last day on which a report may be prepared and forwarded is not a Business Day, then the report may be prepared or forwarded on the next Business Day.

ARTICLE 7

RECORDS

SECTION 7.1 Maintenance of and Access to Records. The Underwriting Manager will keep full and accurate books and records, whether in paper or electronic form, of all transactions pertaining to the Covered Contracts underwritten by the Underwriting Manager hereunder. The Underwriting Manager shall also keep full and accurate books and records clearly recording the deposits in and withdrawals from the Operating Account. The Company and its representatives shall, as they may from time to time reasonably request, have access to and the right to inspect and copy, at the Underwriting Manager’s main offices, during regular business hours, and upon reasonable notice, all books and records concerning such Covered Contracts and the Operating Account, including the output of Risk Modeling Systems, but excluding the Risk Modeling Systems themselves. The Underwriting Manager shall maintain all books and records required by this Agreement that pertain to the Covered Contracts until seven (7) years after the expiration of such Covered Contracts and shall maintain all books and records concerning the Operating Account until seven (7) years after the Underwriting Manager ceases to perform any services for the Company hereunder. The Underwriting Manager shall permit the books and records concerning such Covered Contracts and the Operating Account to be audited by an auditor appointed by the Company at any time upon reasonable notice from the Company. This Article shall survive any termination of this Agreement; provided, however, that if this Agreement is terminated pursuant to Section 9.2(b), the Underwriting Manager shall deliver all books and records (including any copies thereof) maintained by the Underwriting Manager pursuant to this Article 7 as directed by the Company at the time of such termination of this Agreement.

SECTION 7.2 Ownership of Records. The Company shall be the owner and entitled to possession of all books and records prepared by the Underwriting Manager in connection with the Covered Contracts, the Operating Account and this Agreement, provided, however, that the Underwriting Manager shall be entitled to make and retain one copy of such materials at its discretion.

ARTICLE 8

EXPENSES

SECTION 8.1 Expenses of the Underwriting Manager, HRL and HPRe. Unless otherwise expressly provided herein, the Company will not be responsible for any expenses of the Underwriting Manager, HPL or HPRe whatsoever, including but not limited to all wages and salaries of their officers and employees, all other personnel costs, rent, utilities, transportation expenses, travel expenses, entertainment expenses, postage, advertising expenses, local license fees and taxes of any kind.

SECTION 8.2 Expenses of the Company. The Company will bear the cost of all fees under Article 5 of this Agreement, all Acquisition Expenses and the Company’s engagement of a corporate secretary, independent auditor, outside counsel and other advisors retained by the Company.

ARTICLE 9

TERM OF AGREEMENT

SECTION 9.1 Term and Extension. (a) Subject to Section 9.2, the term of this Agreement begins on the Effective Date and shall continue until 11:59 p.m. Atlantic Standard Time on the earliest to occur of: (A) either December 31, 2007 if no Extension Notice is delivered pursuant to Section 9.1(b) or December 31, 2008 if an Extension Notice is delivered pursuant to Section 9.1(b), (B) the date of termination specified in a Company Termination Notice delivered by the Underwriting Manager to the Company pursuant to Section 9.1(c), or (C) the date of termination specified in a UM Termination Notice delivered by the Company to the Underwriting Manager pursuant to Section 9.1(d) (the earliest to occur of (A), (B) and (C), the “Termination Date”).

(b) If the Board of Directors of New Point Limited agrees to extend the term of this Agreement by one additional year to December 31, 2008, this Agreement shall be extended upon the Company’s delivery of written notice to the Underwriting Manager of such decision on or prior to November 15, 2007 (the “Extension Notice”).

(c) In the event a Company Trigger Event occurs, the Company shall provide prompt written notice to the Underwriting Manager of such occurrence and the Underwriting Manager may, at its option, terminate this Agreement by delivering to the Company a written notice of termination indicating the Company Trigger Event causing such termination and the effective date of such termination (the “Company Termination Notice”); provided, however, the Company Termination Notice must be delivered to the Company within 45 days of the Underwriting Manager’s receipt of notice of the Company Trigger Event causing such termination.

(d) In the event an Underwriting Manager Trigger Event occurs, the Underwriting Manager shall provide prompt written notice to the Company of such occurrence and the Company may, at its option, terminate this Agreement by delivering to the Underwriting Manager a written notice of termination indicating the Underwriting Manager Trigger Event causing such termination and the effective date of such termination (the “UM Termination Notice”); provided, however, the UM Termination Notice must be delivered to the Underwriting Manager within 45 days of the Company’s receipt of notice of the Underwriting Manager Trigger Event causing such termination.

SECTION 9.2 Effect of Termination. (a) Upon any termination of this Agreement, the Underwriting Manager will have no authority hereunder, either directly or indirectly to: (i) underwrite any new or renewal Covered Contracts on behalf of the Company, (ii) extend the term of or alter the perils covered by any Covered Contract underwritten on or prior to the Termination Date or (iii) increase the amount of reinsurance afforded by, or otherwise increase the Company’s liability on, any Covered Contract in effect on or prior to the Termination Date. Upon any termination of this Agreement, the agreement set forth in Section 2.3 shall terminate. Subject to Section 9.2(b), such termination shall have no effect on the rights and duties of the Parties under this Agreement, including the obligation of the Underwriting Manager to provide the services set forth herein and the obligation of the Company to compensate the Underwriting Manager pursuant to Article 5, with regards to Covered Contracts underwritten by the Underwriting Manager hereunder on or prior to the Termination Date, and such rights and duties shall continue until such Covered Contracts have expired and all losses in connection therewith are settled or commuted.

(b) Upon any termination of this Agreement upon the occurrence of an Underwriting Manager Trigger Event, other than a JB Departure Event or an UM Change of Control Event, the Company shall have the option, in lieu of termination as contemplated by Section 9.2(a), to terminate this Agreement with respect to all services provided by the Underwriting Manager hereunder. Upon any such termination, the Underwriting Manager shall cooperate fully in the transfer of services required by this Agreement, the transfer of all funds remaining in the Operating Account and any other assets of the Company held by the Underwriting Manager and the books and records maintained by the Underwriting Manager pursuant to Article 7, in each case, as directed by the Company, so that the Company or a third party administrator selected by the Company will be able to perform such services without interruption following such termination of this Agreement. If, following such termination of this Agreement, the Underwriting Manager receives any Premiums, reinsurance recoverables or other funds due the Company, the Underwriting Manager shall promptly forward such funds as directed by the Company.

(c) Notwithstanding anything in this Agreement to the contrary, this paragraph and Articles 10, 11 and 12 shall survive any termination of this Agreement pursuant to Section 9.2(b) or following the expiration of all Covered Contracts and the settlement or commutation of all losses thereunder.

ARTICLE 10

INDEMNIFICATION

SECTION 10.1 Indemnified Parties. (a) The Company agrees to indemnify, defend and hold forever harmless the Underwriting Manager and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (collectively, the “UM Indemnified Parties”) from and against, and to promptly pay or reimburse any UM Indemnified Party, all losses, claims, liabilities, damages, deficiencies, costs or expenses of any type (including, without limitation, attorneys’ fees) (collectively “Losses”) incurred by the UM Indemnified Parties (i) on account of any third-party claim or proceeding arising out of this Agreement, or (ii) arising from any breach of, or failure to perform, any covenant or obligation of the Company contained in this Agreement unless such breach or failure to perform is the result of a failure by the Underwriting Manager, HPL or HPRe to perform any of their covenants or obligations hereunder; provided, however, that notwithstanding the foregoing, for purposes of this Section 10.1(a), the term “Losses” shall not include any Losses arising due to (x) the fraud, dishonesty, bad faith, gross negligence or willful misconduct of any of the UM Indemnified Parties, or (y) acts of the Underwriting Manager that are outside the grant of agency authority specified in this Agreement.

(b) Each of the Underwriting Manager, HPL and HPRe agrees to indemnify, defend and hold forever harmless the Company and its Affiliates, directors, officers, employees, agents, successors and permitted assigns (collectively, the “Company Indemnified Parties”) from and against, and to promptly pay or reimburse any Company Indemnified Party, all Losses incurred by the Company Indemnified Parties arising from any breach of, or failure to perform, any covenant or obligation of the Underwriting Manager, HPL or HPRe contained in this Agreement; provided, however, that notwithstanding the foregoing, for purposes of this Section 10.1(b), the term “Losses” shall not include any Losses arising due to the fraud, dishonesty, bad faith, gross negligence or willful misconduct of any of the Company Indemnified Parties.

SECTION 10.2 Notice. Upon becoming aware of a claim for which an indemnified party may be entitled to indemnification hereunder, the indemnified party shall promptly notify the indemnifying party thereof in writing (provided, that the failure to promptly notify the indemnifying party in writing shall not constitute a defense to the right of indemnity unless such delay materially prejudices the indemnifying party’s defense of such claim), and the indemnifying party shall have the right to assume the defense of such claim with counsel of its own choice; provided, however, that the indemnified party shall be entitled to participate, at its cost and expense, with counsel of its own choice, provided that the indemnifying party shall control the defense of the claim. An indemnifying party may not settle any claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

ARTICLE 11

CONFIDENTIALITY

SECTION 11.1 Confidential Information.

(a) Each Party acknowledges that it may receive confidential or proprietary information or trade secrets (collectively “Confidential Information”) of the other Parties hereto. Each Party agrees:

(i) to hold such Confidential Information in confidence and to protect such Confidential Information with at least the same degree of care as it normally exercises to protect its own confidential or proprietary information or trade secrets of a similar nature;

(ii) to use such Confidential Information solely for the purpose of performing its obligations under this Agreement;

(iii) to reproduce such Confidential Information only to the extent necessary for such purposes;

(iv) to restrict disclosure of such Confidential Information to its employees, officers, directors, shareholders, consultants, agents, auditors, actuaries, legal counsel and other external advisors with a need to know for the purposes of performing its obligations under this Agreement and to inform such employees, officers, directors, shareholders, consultants, agents, auditors, actuaries, legal counsel and other external advisors of its confidentiality obligations under this Agreement; and

(v) not to otherwise disclose such Confidential Information to any third party (including, without limitation, in any public statement or announcement) without the prior written approval of the other Parties.

(b) The restrictions on the use or disclosure of Confidential Information in Section 11.1(a) shall not apply to any Confidential Information:

(i) after it has become generally available to the public without breach of this Agreement;

(ii) which is disclosed to a Party by a third party not known by such Party to be bound by an obligation of confidentiality;

(iii) which is disclosed by a Party pursuant to any statute, regulation, order, subpoena or document discovery request (with reasonable prior notice to the other Parties); or

(iv) which the Parties agree in writing is free of such restrictions.

ARTICLE 12

MISCELLANEOUS

SECTION 12.1 Arbitration.

(a) Except with respect to disagreements covered by Section 5.4, as a condition precedent to any right of action hereunder in the event of any dispute or difference of opinion arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, breach, validity or termination, such dispute or difference of opinion shall be referred to and finally resolved by arbitration. The arbitration shall be conducted under the UNCITRAL Model Law in accordance with the Bermuda International Conciliation and Arbitration Act 1993 and the UNCITRAL Arbitration Rules presently in force, except as same may be expressly modified herein or by mutual agreement of the Parties.

(b) The tribunal shall consist of three arbitrators, one of whom shall be nominated by the Underwriting Manager on behalf of itself, HPL and HPRe and the other of whom shall be nominated by the Company. The two arbitrators so nominated shall nominate the third arbitrator, who shall be the chairman. If either of the Underwriting Manager or the Company refuses or neglects to appoint an arbitrator within forty-five (45) days of a written request by the other Party to do so, the Appointments’ Committee of the Chartered Institute of Arbitrators Bermuda Branch (the “Appointing Authority”) shall appoint an arbitrator on such Party’s behalf. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, the chairman shall be appointed by the Appointing Authority. The arbitrators shall be present or former officers of property reinsurance companies, other than the Parties to this Agreement or any of their respective Affiliates, or other professionals with significant experience in the property reinsurance business.

(c) The place of the arbitration shall be Bermuda.

(d) The substantive law of the arbitration shall be that of Bermuda.

(e) Each Party shall bear its own expenses and attorneys’ fees and the expense of its own arbitrator, and shall jointly and equally bear with the other the expense of the chairman and of the arbitration. In the event that an arbitrator is chosen by the Appointing Authority because of a Party’s failure to appoint an arbitrator, as above provided, the expense of that arbitrator shall be borne by that Party. Notwithstanding the foregoing, the arbitrators shall have the discretion to award costs.

(f) The arbitration award shall be final and binding on the Parties. Judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(g) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding or proceedings involving any of the Parties hereto relating to this Agreement. The arbitration tribunal shall consolidate such arbitrations if, but only if, it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. All Parties to this Agreement have by its execution consented to this procedure and no further consent is required from any Party for this procedure to be effective.

SECTION 12.2 Relationship of the Parties. The Underwriting Manager, HPL and HPRe, on the one hand, and the Company on the other, and their respective Affiliates are and shall remain independent contractors and not employees or agents of each other. Except as expressly granted by the other Party in writing, neither Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. It is not the intent of the Parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture or employment relationship among or between the Parties (including their respective officers, employees, agents or representatives).

SECTION 12.3 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, and except as otherwise provided in this Agreement, no Party may pledge, assign, transfer, subcontract or delegate, either in whole or in part its rights and obligations under this Agreement without the prior written consent of the other Parties.

SECTION 12.4 Amendment. This Agreement, including any appendices, may be amended by the Parties; provided, however, that any amendment must be in writing and signed by a duly authorized representative of each Party.

SECTION 12.5 No Waiver or Modification. None of the Parties shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such Party. Any waiver by any Party of a breach of any provision of this Agreement by another Party shall not be held to constitute a course of conduct or a waiver of a subsequent breach of that or any other provision.

SECTION 12.6 Further Assurances. Each Party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

SECTION 12.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or rule in any jurisdiction in any respect, such invalidity shall not affect the validity, legality and enforceability of any other provision or any other jurisdiction and the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

SECTION 12.8 Governing Law. The laws of Bermuda shall govern all matters concerning the validity, performance, and interpretation of this Agreement.

SECTION 12.9 Notices. Any written notices, demands or other communication required to be sent or given under this Agreement by any of the Parties shall be deemed properly served if sent to the recipient by reputable express courier service (charges paid) or by facsimile. Date of service of such notice shall be one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier, or if by facsimile, the date the facsimile is confirmed if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during the recipient’s normal business hours. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending Party in accordance with this Section 12.9:

If to the Underwriting Manager, to:

Harbor Point Agency Limited

Chesney House

96 Pitts Bay Road

Pembroke HM08

Bermuda

Facsimile: (441) 296-1827

Attention: General Counsel

If to HPL, to:

Harbor Point Limited

Chesney House

96 Pitts Bay Road

Pembroke HM08 Bermuda

Facsimile: (441) 296-1827

Attention: General Counsel

If to HPRe, to:

Harbor Point Re Limited

Chesney House

96 Pitts Bay Road

Pembroke, HM08 Bermuda

Facsimile: (441) 296-1827

Attention: General Counsel

If to the Company, to:

New Point Re Limited

c/o Harbor Point Agency Limited

Chesney House

96 Pitts Bay Road

Pembroke HM08

Bermuda

Facsimile: (441) 296-1827

Attention: General Counsel

with copies to:

Each director on the Board of Directors of the Company at the address for such director given to the Underwriting Manager in accordance with this Section 12.9.

SECTION 12.10 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, and any appendices hereto (all of which are hereby incorporated in this Agreement and made a part hereof), constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties on the subject matter. Any and all prior representations, statements, or agreements between the Parties hereto are merged herein and shall not survive or exist except as stated herein.

SECTION 12.11 Headings. The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

SECTION 12.12 Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. This Agreement has been negotiated by the Parties, and the fact that the initial and final draft will have been prepared by any Party or an intermediary will not give rise to any presumption for or against any Party to this Agreement to be used in any respect or forum in the construction or interpretation of this Agreement. Each Party participated in drafting this Agreement. Words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute one and the same agreement.

SECTION 12.14 Currency. Whenever the word “Dollars” or the “$” sign appears in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be denominated in United States Dollars.

SECTION 12.15 Government Communications. Each Party shall promptly notify the other Parties in writing of all contacts and correspondence concerning this Agreement or Covered Contracts underwritten hereunder received from any insurance regulatory authority or other Government Authority.

SECTION 12.16 Licenses and Authorities. The Underwriting Manager shall at all times maintain all licenses and other registrations and authorities required by law or regulation to perform the services required to be performed by the Underwriting Manager hereunder.

SECTION 12.17 Force Majeure. Neither the Company nor the Underwriting Manager shall have any liability for any failure to perform this Agreement in accordance with its terms if such failure is caused by unforeseeable causes beyond the control of such Party, which may include unavailability of communications, facilities, acts of God or the public enemy, acts of third parties including delays of maintenance and vendors, acts of civil or military authority, fires, floods, storms, earthquakes, accidents, explosions, sabotage, strikes, lockouts or other labor disturbances, national emergency, system failure, unavailability of energy sources, materials or equipment, delay in transportation, riots, terrorism or war, provided that such Party promptly (i) notifies the other Parties to this Agreement of its inability to so perform, the steps and plans it will take to rectify such inability and the anticipated length of such inability and (ii) acts diligently to rectify such inability.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized officers as of the date first set forth above.

NEW POINT RE LIMITED

By:
Name:
Title:

HARBOR POINT AGENCY LIMITED

By:
Name:
Title:

HARBOR POINT LIMITED

By:
Name:
Title:

HARBOR POINT RE LIMITED

By:
Name:
Title: